Exhibit 10.22
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UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLUMBIA

UNITED STATES SECURITIES AND EXCHANGE COMMISSION,

Plaintiff,

v.

RAE SYSTEMS INC.

Defendant.
FINAL JUDGMENT AS TO DEFENDANT RAE SYSTEMS INC.
     The Securities and Exchange Commission having filed a Complaint and Defendant RAE Systems Inc. having entered a general appearance; consented to the Court’s jurisdiction over Defendant and the subject matter of this action; consented to entry of this Final Judgment without admitting or denying the allegations of the Complaint (except as to jurisdiction); waived findings of fact and conclusions of law; and waived any right to appeal from this Final Judgment:
I.
     IT IS HEREBY ORDERED, ADJUDGED, AND DECREED that Defendant and Defendant’s agents, servants, employees, attorneys, and all persons in active concert or participation with them who receive actual notice of this Final Judgment by personal service or otherwise are permanently restrained and enjoined from violating, directly or indirectly, Section 30A of the Securities Exchange Act of 1934 (the “Exchange Act”) [15 U.S.C. § 78dd-l] by use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of

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any offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value to—
(1)	any foreign official for purposes of—

(A)(i) influencing any act or decision of such foreign official in his official capacity, (ii) inducing such foreign official to do or omit to do any act in violation of the lawful duty of such official, or (iii) securing any improper advantage; or (B) inducing such foreign official to use his influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist Defendant in obtaining or retaining business for or with, or directing business to, any person;

(2)	any foreign political party or official thereof or any candidate for foreign political office for purposes of—

(A)(i) influencing any act or decision of such party, official, or candidate in its or his official capacity, (ii) inducing such party, official, or candidate to do or omit to do an act in violation of the lawful duty of such party, official, or candidate, or (iii) securing any improper advantage; or

(B) inducing such party, official, or candidate to use its or his influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist Defendant in obtaining or retaining business for or with, or directing business to, any person; or

(3)	any person, while knowing that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any foreign official,

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to any foreign political party or official thereof, or to any candidate for foreign political office for purposes of—

(A)(i) influencing any act or decision of such foreign official, political party, party official, or candidate in his or its official capacity, (ii) inducing such foreign official, political party, party official, or candidate to do or omit to do any act in violation of the lawful duty of such foreign official, political party, party official, or candidate, or (iii) securing any improper advantage;

(B) inducing such foreign official, political party, party official, or candidate to use his or its influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist Defendant in obtaining or retaining business for or with, or directing business to, any person.
II.
     IT IS HEREBY FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant and Defendant’s officers, agents, servants, employees, attorneys, and all persons in active concert or participation with them who receive actual notice of this Final Judgment by personal service or otherwise are permanently restrained and enjoined from violating, directly or indirectly, Section 13(b)(2)(A) of the Exchange Act, 15 U.S.C. § 78m(b)(2)(A), by failing to make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Defendant.
III.
     IT IS HEREBY FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant and Defendant’s officers, agents, servants, employees, attorneys, and all persons in active

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concert or participation with them who receive actual notice of this Final Judgment by personal service or otherwise are permanently restrained and enjoined from violating, directly or indirectly, Section 13(b)(2)(B) of the Exchange Act, 15 U.S.C. § 78m(b)(2)(B), by failing to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
IV.
     IT IS HEREBY FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant is liable for disgorgement of $1,147,800, representing profits gained as a result of the conduct alleged in the Complaint, together with prejudgment interest thereon in the amount of $109,212, for a total of $1,257,012. Defendant shall satisfy this obligation by paying $1,257,012 within ten (10) business days after entry of this Final Judgment by wire transfer, certified check, bank cashier’s check, United States postal money order or other mutually agreed means, payable to the Securities and Exchange Commission. The payment shall be made to the attention of the Office of Financial Management, Securities and Exchange Commission, Operations Center, 6432 General Green Way, Mail Stop 0-3, Alexandria, Virginia 22312, and shall be accompanied by a cover letter identifying RAE as a defendant in this action; setting forth the title and civil action

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number of this action and the name of this Court; and specifying that payment is made pursuant to this Final Judgment. Defendant shall simultaneously transmit photocopies of or other suitable proof of the payment of disgorgement and letter C. Joshua Felker, Assistant Director, Division of Enforcement, 100 F Street, N.E., Washington, D.C. 20549-5030B. By making this payment, Defendant relinquishes all legal and equitable right, title, and interest in such funds, and no part of the funds shall be returned to Defendant. Defendant shall pay post-judgment interest on any delinquent amounts pursuant to 28 U.S.C. § 1961. The Commission shall remit the funds paid pursuant to this paragraph to the United States Treasury.
V.
     IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that the Consent is incorporated herein with the same force and effect as if fully set forth herein, and that Defendant shall comply with all of the undertakings and agreements set forth therein, including, but not limited to, the following undertakings:
1.	RAE will continue to conduct appropriate reviews of its existing internal controls, policies, and procedures.

2.	Where appropriate, RAE undertakes to adopt new or to modify existing internal controls, policies, and procedures in order to ensure that it maintains: (a) a system of internal accounting controls designed to ensure that RAE makes and keeps fair and accurate books, records, and accounts; and (b) a rigorous anti-corruption compliance code, standards, and procedures designed to detect and deter violations of the FCPA and other applicable anti-corruption laws. At a minimum, this should include, but not be limited to, the following elements:

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a.	RAE will develop and promulgate a clearly articulated and visible corporate policy against violations of the FCPA, including its anti-bribery, books and records, and internal controls provisions, and other applicable foreign law counterparts (collectively, the “anti-corruption laws,”), which policy shall be memorialized in a written compliance code.

b.	RAE will ensure that its senior management provide strong, explicit, and visible support and commitment to its corporate policy against violations of the anti-corruption laws and its compliance code.

c.	RAE will develop and promulgate compliance standards and procedures designed to reduce the prospect of violations of the anti-corruption laws and RAE’s compliance code, and RAE will take appropriate measures to encourage and support the observance of ethics and compliance standards and procedures against foreign bribery by personnel at all levels of the company. These anti-corruption standards and procedures shall apply to all directors, officers, and employees and, where necessary and appropriate, outside parties acting on behalf of RAE in a foreign jurisdiction, including but not limited to, agents and intermediaries, consultants, representatives, distributors, teaming partners, contractors and suppliers, consortia, and joint venture partners (collectively, “agents and business partners”), to the extent that agents and business partners may be employed under RAE’s corporate policy. RAE shall notify all employees that compliance with the standards and procedures is the duty of individuals at all levels of the company. Such standards and procedures shall include policies governing:
i.	gifts;

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ii.	hospitality, entertainment, and expenses;

iii.	customer travel;

iv.	political contributions;

v.	charitable donations and sponsorships;

vi.	facilitation payments; and

vii.	solicitation and extortion.
3.	RAE will develop these compliance standards and procedures, including internal controls, ethics, and compliance programs on the basis of a risk assessment addressing the individual circumstances of the company, in particular the foreign bribery risks facing the company, including, but not limited to, its geographical organization, interactions with various types and levels of government officials, industrial sectors of operation, involvement in joint venture arrangements, importance of licenses and permits in the company’s operations, degree of governmental oversight and inspection, and volume and importance of goods and personnel clearing through customs and immigration.

4.	RAE shall review its anti-corruption compliance standards and procedures, including internal controls, ethics, and compliance programs, no less than annually, and update them as appropriate, taking into account relevant developments in the field and evolving international and industry standards, and update and adapt them as necessary to ensure their continued effectiveness.

5.	RAE will assign responsibility to one or more senior corporate executives of RAE for the implementation and oversight of RAE’s anti-corruption policies, standards, and procedures. Such corporate official(s) shall have direct reporting obligations to independent monitoring bodies, including internal audit, RAE’s Board of Directors, or any appropriate committee of the Board of Directors, and shall have an adequate

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level of autonomy from management as well as sufficient resources and authority to maintain such autonomy.

6.	RAE will ensure that it has a system of financial and accounting procedures, including a system of internal controls, reasonably designed to ensure the maintenance of fair and accurate books, records, and accounts to ensure that they cannot be used for the purpose of foreign bribery or concealing such bribery.

7.	RAE will implement mechanisms designed to ensure that its anti-corruption policies, standards, and procedures are effectively communicated to all directors, officers, employees, and, where appropriate, agents and business partners. These mechanisms shall include: (a) periodic training for all directors, officers, and employees, and, where necessary and appropriate, agents and business partners; and (b) annual certifications by all such directors, officers, and employees, and, where necessary and appropriate, agents, and business partners, certifying compliance with the training requirements.

8.	RAE will establish an effective system for:
a.	Providing guidance and advice to directors, officers, employees, and, where appropriate, agents and business partners, on complying with RAE’s anti-corruption compliance policies, standards, and procedures, including when they need advice on an urgent basis or in any foreign jurisdiction in which the company operates;

b.	Internal and, where possible, confidential reporting by, and protection of, directors, officers, employees, and, where appropriate, agents and business partners, not willing to violate professional standards or ethics under instructions or pressure from hierarchical superiors, as well as for directors, officers, employee, and, where appropriate, agents and business

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partners, willing to report breaches of the law or professional standards or ethics concerning anti-corruption occurring within the company, suspected criminal conduct, and/or violations of the compliance policies, standards, and procedures regarding the anti-corruption laws for directors, officers, employees, and, where necessary and appropriate, agents and business partners; and

c.	Responding to such requests and undertaking appropriate action in response to such reports.
9.	RAE will institute appropriate disciplinary procedures to address, among other things, violations of the anti-corruption laws and RAE’s anti-corruption compliance code, policies, and procedures by RAE’s directors, officers, and employees. RAE shall implement procedures to ensure that where misconduct is discovered, reasonable steps are taken to remedy the harm resulting from such misconduct, and to ensure that appropriate steps are taken to prevent further similar misconduct, including assessing the internal controls, ethics, and compliance program and making modifications necessary to ensure the program is effective.

10.	To the extent that the use of agents and business partners is permitted at all by RAE, it will institute appropriate due diligence and compliance requirements pertaining to the retention and oversight of all agents and business partners, including:
a.	Properly documented risk-based due diligence pertaining to the hiring and appropriate and regular oversight of agents and business partners;

b.	Informing agents and business partners of RAE’s commitment to abiding by laws on the prohibitions against foreign bribery, and of RAE’s ethics and compliance standards and procedures and other measures for preventing and detecting such bribery; and

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c.	Seeking a reciprocal commitment from agents and business partners.
11.	Where appropriate, RAE will include standard provisions in agreements, contracts, and renewals thereof with all agents and business partners that are reasonably calculated to prevent violations of the anti-corruption laws, which may, depending upon the circumstances, include: (a) anti-corruption representations and undertakings relating to compliance with the anti-corruption laws; (b) rights to conduct audits of the books and records of the agent or business partner to ensure compliance with the foregoing; and (c) rights to terminate an agent or business partner as a result of any breach of anti-corruption laws, and regulations or representations and undertakings related to such matters.

12.	RAE will conduct periodic reviews and testing of its anti-corruption compliance code, standards, and procedures designed to evaluate and improve their effectiveness in preventing and detecting violations of anti-corruption laws and RAE’s anti-corruption code, standards and procedures, taking into account relevant developments in the field and evolving international and industry standards.

13.	RAE will report periodically, at no less than 12-month intervals, in accordance with the schedule described below, for a three-year period regarding remediation and implementation of the compliance program and its internal controls, policies, and procedures.

14.	If RAE discovers credible evidence not already reported to the SEC that questionable or corrupt payments or questionable or corrupt transfers of property or interests may have been offered, promised, paid, or authorized by any RAE entity or person, or any entity or person working directly for RAE, or that related false books and records have been maintained, RAE shall promptly report such conduct to the SEC.

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15.	For a three-year period, RAE shall: (1) conduct an initial review and prepare an initial report, and (2) conduct and prepare two follow-up reviews and reports, as described below:
a.	By no later than May 1, 2011, RAE shall issue a written report covering calendar year 2010 and setting forth a complete description of its remediation efforts to date, its proposals reasonably designed to improve the policies and procedures of RAE for ensuring compliance with the FCPA and other applicable anticorruption laws, and the parameters of the subsequent reviews. The report shall be transmitted to C. Joshua Felker, Assistant Director, U.S. Securities and Exchange Commission, 100 F Street, N.E. Washington, D.C., 20549-5030B. RAE may extend the time period for issuance of the report with prior written approval of the SEC.

b.	RAE shall undertake two follow-up reviews, incorporating any comments provided by the SEC on its initial review and report, to further monitor and assess whether the policies and procedures of RAE are reasonably designed to detect and prevent violations of the FCPA and other applicable anticorruption laws.

c.	The first follow-up review and report shall be completed by no more than one-year after the initial review. The second follow-up review and report shall be completed by no more than one-year after the completion of the first follow-up review.

d.	RAE may extend the time period for submission of the follow-up reports with prior written approval of this Office; and
16.	RAE must certify, in writing, compliance with the undertaking(s) set forth above. The certification shall identify the undertaking(s), provide written evidence of

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compliance in the form of a narrative, and be supported by exhibits sufficient to demonstrate compliance. The Commission staff may make reasonable requests for further evidence of compliance, and Defendant agrees to provide such evidence. Defendant shall submit the certification and supporting material to C. Joshua Felker, with a copy to the Office of Chief Counsel of the Enforcement Division, no later than sixty (60) days from the date of the completion of the undertakings.
VI.
     IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that the Consent is incorporated herein with the same force and effect as if fully set forth herein, and that Defendant shall comply with all of the undertakings and agreements set forth therein.
VII.
     IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that this Court shall retain jurisdiction of this matter for the purposes of enforcing the terms of this Final Judgment.